Exhibit 99.2

Contact:	Jake Elguicze
Treasurer and Vice President, Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE

TELEFLEX INCORPORATED ANNOUNCES PRICING OF $400 MILLION SENIOR NOTES OFFERING

WAYNE, Pa. — May 11, 2016 – Teleflex Incorporated (NYSE: TFX) (“Teleflex”) announced today that it priced its offering of $400.0 million aggregate principal amount of 4.875% senior notes due 2026 (the “Notes”) at an issue price of 100.000%. The sale of the Notes is expected to close on May 16, 2016, subject to customary closing conditions.

The Notes will be guaranteed by each of Teleflex’s existing and future wholly-owned domestic subsidiaries that is a guarantor or other obligor under its revolving credit facility and by certain of Teleflex’s other wholly-owned domestic subsidiaries.

Teleflex intends to use the net proceeds from the offering to repay approximately $393.0 million of borrowings under its revolving credit facility.

J.P. Morgan and BofA Merrill Lynch are acting as joint book-running managers for this offering.

The Notes will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3. The offering is being made only by means of a prospectus supplement and accompanying prospectus. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may also be obtained from J.P. Morgan Securities LLC by calling (866) 803-9204, or from Merrill Lynch, Pierce, Fenner & Smith Incorporated at 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001 Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation—a relentless pursuit of identifying unmet clinical needs—to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. These risks and uncertainties are identified and described in more detail in our prospectus supplement and accompanying prospectus and our filings with the SEC, including our Annual Report on Form 10-K filed with the SEC on February 25, 2016 and quarterly report on Form 10-Q filed with the SEC on April 28, 2016, which can be obtained on the SEC’s website at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.